Exhibit 10.1

AMENDMENT NO. 2 TO THE

DIRECTOR COMPENSATION PROGRAM UNDER THE

INTERMEC, INC. 2008 OMNIBUS INCENTIVE PLAN

The Director Compensation Program under the Intermec, Inc. 2008 Omnibus Incentive Plan (the "Program") is hereby amended by adding the following addendum:

Notwithstanding any other provision in the Program to the contrary, the value of the Annual Option Grants made at the May 27, 2009 Annual Meeting of Stockholders in accordance with Section 2(a)(i) of the Program shall be $60,000, and the value of the Annual Restricted Deferred Stock Unit Grants made at the May 27, 2009 Annual Meeting of Stockholders in accordance with Section 3(a)(i) of the Program shall be $60,000.

In all other respects, the Program is hereby ratified and confirmed.  The effective date of this amendment is May 26, 2009.